Exhibit 99.B(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

SEI Institutional Investments Trust:

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information in this Registration Statement of SEI Institutional Investments Trust U.S. Equity Factor Allocation Fund.

/s/ KPMG LLP

Philadelphia, Pennsylvania

January 12, 2018